Exhibit 10.11

Lease Agreement for Warehouse

This Contract is entered into in accordance with the provisions of the Civil Code of the People's Republic of China, based on the principles of lawfulness, compliance, reasonableness, and fairness. The parties hereby reach the following agreement.

Party A (Lessor): Wang Fen

Party B (Lessee): Chang Jun

The location of the warehouse leased by Party B from Party A is originally adjacent to the west of Global Industry and Trade.

The total area of the entire house is 1,200 square meters.

The parties agree that the warehouse standards shall be those of a standard warehouse, with basic functionalities for waterproofing, fire prevention, theft prevention, wind resistance, rain resistance, snow resistance, and moisture resistance. Any losses caused to the lessee due to construction quality issues of the warehouse shall be fully compensated by the lessor.

The lessor shall provide water and electricity access to the lessee without any price markup.

1. Both parties agreed that the annual rent would be RMB 75,000 yuan. In words: Seventy-five thousand yuan. Payment is made before the expiration of each year.

2. The lease term is 10 years. During the usage process, the parts that need to be repaired due to the foundation shall be borne by Party A.

3. Lessor’s Responsibilities

The lessor has the obligation to coordinate relationships with the village committee, community, neighbors, and relevant water and electricity authorities. The lessor shall ensure that no other human factors impede normal use during the lease term.

4. Lessee’s Responsibilities:

The lessee shall pay the annual lease fee, as well as water and electricity charges, within thirty (30) days prior to the expiration date of each year.

5. Force Majeure and Government Actions:

In the event that the contract cannot be performed due to force majeure or government actions (including mortgage of the warehouse, etc.), the parties shall not bear liability towards each other. Rent shall be calculated based on the actual number of days of occupancy.

6. Dispute Resolution:

Any dispute arising during the performance of this contract shall first be resolved through consultation between the parties. If consultation fails, the dispute may be brought to the court of the parties’ respective domiciles.

7. Effectiveness and Miscellaneous

This contract shall take effect upon signature by both parties. It is made in duplicate, with each party holding one copy.

(1) If any change occurs during the term, the parties shall execute an amended contract.

(2) The lessee shall bear full responsibility for any damage to facilities caused by human actions.

(3) In the event of a fire or other sudden accident, the responsible party shall bear full liability and compensate for all losses.

8. Additional Provisions:

Due to road conditions, the rent for the first year is RMB 60,000 yuan (Sixty thousand yuan only). If the road is not repaired in the following years, RMB 70,000 yuan (Seventy thousand yuan only) will be charged each year starting from the second year.

Lessor’s Signature:	/s/ Wang Fen	Lessee’s Signature:	/s/ Chang Jun
Telephone: [*]		Telephone: [*]

Address:		Address:

Date of Signing: September 29, 2025